Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

ING Mayflower Trust and ING Mutual Funds

We consent to the use of our report dated December 20, 2012, incorporated herein by reference, on the financial statements of ING International Value Fund, a series of ING Mayflower Trust, and ING International Value Equity Fund (formerly ING Global Value Choice Fund), a series of ING Mutual Funds. We also consent to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/KPMG LLP

Boston, Massachusetts

April 15, 2013